EXHIBIT 99.1

For Immediate Release Contact: Bruce Riggins VP, Strategic Planning & Analysis (703) 812-7223	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) (703) 435-6293

MeriStar Hospitality Announces Capital Markets Transactions

Updates First-Quarter and Full-Year Earnings Guidance

     ARLINGTON, Va., April 12, 2004—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced that it has completed a number of capital markets transactions that will significantly improve the company’s capital structure, produce considerable savings in interest expense and enhance the company’s credit statistics. As a result, the company has revised its first-quarter and full-year 2004 earnings guidance to reflect these changes and to adjust for the effect of the pending acquisition of the Ritz Carlton, Pentagon City.

     The company also announced that, based on preliminary results, first-quarter 2004 revenue per available room (RevPAR) for its 73 core hotels is projected to increase approximately 2.7 percent over the 2003 first quarter. Such RevPAR increase would exceed the company’s previously expected range of flat to 2 percent. “We are very pleased with the year-over-year RevPAR improvement in the first quarter, which was driven mainly by a projected 6.0 percent increase in March,” said Paul W. Whetsell, chairman and chief executive officer. “Operating results from our core hotels were stronger than expected. These strong results were somewhat offset by weaker than expected operating performance from our hotels for sale. The disposition

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of these properties is nearly complete, and we do not expect the remaining disposition assets to have a significant impact on our results going forward.”

     The company said that its recent capital markets activities include:

•	Purchasing an additional $39 million of senior notes, bringing the year-to-date 2004 total purchased to $74 million, reducing the combined balance outstanding on the notes to $876 million face amount.

•	Entering into an interest rate swap on its $307 million CMBS loan due 2009, converting the facility from a fixed rate to a floating rate. The new floating rate is LIBOR plus 444 basis points, or 5.54 percent currently compared to the fixed rate of 8.01 percent.

•	Retiring an additional $25 million of its 8 3/4 percent senior subordinated notes due 2007. Year-to-date 2004, the company has retired $38 million of senior subordinated notes (plus $0.8 million of accrued interest) through the issuance of 6.3 million shares of common stock. In addition, the company has two exchange transactions that are pending New York Stock Exchange approval to retire $11 million of senior subordinated notes (plus accrued interest of $0.2 million) through the issuance of 1.8 million shares of common stock.

•	The company plans to call the remaining $34 million balance of the senior subordinated notes by the end of the third quarter.

     According to Donald D. Olinger, MeriStar’s chief financial officer, these transactions

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MeriStar Hospitality

will result in interest rate savings of approximately $10 million in 2004, or $16 million annualized. “We continue to make significant progress in improving our capital structure. These transactions will greatly improve our credit statistics and further enhance our financial flexibility.”

     Based on preliminary first-quarter operating results, the projected savings in interest expense from the completed and pending capital markets transactions, and the pending acquisition of the Ritz Carlton in Pentagon City, the company has revised its first-quarter and full-year 2004 earnings guidance. Revised estimates are as follows:

•	RevPAR increase of 3.5 percent to 4.5 percent for the full year;

•	Net loss (a) of $(28) million to $(30) million for the first quarter and $(68) million to $(76) million for the full year;

•	Net loss per diluted share of $(0.40) to $(0.43) for the first quarter and $(0.93) to $(1.03) for the full year;

•	FFO per diluted share (a) of $(0.07) to $(0.10) for the first quarter and $0.21 to $0.31 for the full year. FFO includes the effect of losses on early extinguishments of debt and the write-off of unamortized deferred financing costs of $(7.2) million or $(0.10) per share for the first quarter and $(9.5) million or $(0.13) per share for the full year;

•	Adjusted FFO per diluted share (a) of $0.00 to $0.03 for the first quarter and $0.34 to $0.44 for the full year; and

•	Adjusted EBITDA (a) of $36 million to $38 million for the first quarter and $155 million to $163 million for the full year.

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(a) See reconciliations of forecasted net loss to FFO per diluted share and adjusted FFO per diluted share and forecasted net loss to adjusted EBITDA included in the tables of this press release. Forecasted net loss does not include any possible losses on asset impairments or gains or losses on the sales of assets.

(b) This press release includes various references to FFO, Adjusted FFO, and Adjusted EBITDA. Substantially all of our non-current assets consist of real estate, and in accordance with GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, NAREIT adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which presentation we have adopted. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets, and that it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. We also use FFO in our annual budget process.

Adjusted FFO represents FFO excluding the effects of losses on early extinguishments of debt, write-offs of deferred financing costs and, in accordance with the NAREIT definition of FFO, asset impairment charges. We exclude the effects of losses on early extinguishments of debt, write-offs of deferred financing costs and asset impairment charges because we believe that including them in Adjusted FFO does not fully reflect the operating performance of our remaining assets. We believe Adjusted FFO is useful for the same reasons we believe that FFO is useful, but we also believe that Adjusted FFO enables us and the investor to consider our operating performance without considering the items we exclude from our definition of Adjusted FFO, which have no cash effect in the periods considered. We also use Adjusted FFO in our annual budget process.

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We

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further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Furthermore, we use Adjusted EBITDA to provide a measure of unleveraged cash flow that can be isolated on an asset by asset basis, to determine overall property performance and to measure our ability to service debt. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO, it is also widely used in our annual budget process.

     Arlington, Va.-based MeriStar Hospitality Corporation owns 81 principally upscale, full-service hotels in major markets and resort locations with 22,236 rooms in 23 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site:   www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the continuing sluggishness of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition;

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supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MeriStar Hospitality Corporation
Reconciliation of 2004 forecasted net loss to funds from operations and adjusted funds from operations per diluted share and net loss to EBITDA and Adjusted EBITDA:
(in thousands, except per share amounts)

	Three Months Ending March 31, 2004 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss (a)	$(29,602)	$(27,713)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	24,000	24,000
Minority interest to common OP unit holders	(1,429)	(1,347)

Funds from operations	$(7,031)	$(5,060)

Forecasted adjusted funds from operations:
Funds from operations	$(7,031)	$(5,060)
Loss on early extinguishments of debt	5,925	5,925
Write-off of deferred financing costs	1,266	1,266

Adjusted funds from operations	$160	$2,131

Weighted average number of diluted shares of common stock outstanding	68,641	68,641
Common OP units outstanding	3,114	3,114

Weighted average number of diluted shares of common stock outstanding and common OP units	71,755	71,755

Funds from operations per diluted share	$(0.10)	$(0.07)

Adjusted funds from operations per diluted share	$0.00	$0.03

Forecasted EBITDA and Adjusted EBITDA:
Forecasted net loss (a)	$(29,602)	$(27,713)
Interest expense, net	34,900	34,900
Loss on early extinguishments of debt	5,925	5,925
Write-off of deferred financing costs	1,266	1,266
Income tax benefit	(451)	(422)
Depreciation and amortization	25,250	25,250

EBITDA, total operations	37,288	39,206
Minority interest income	(1,288)	(1,206)

Adjusted EBITDA, total operations	$36,000	$38,000

	Year Ending December 31, 2004 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss (a)	$(75,504)	$(67,948)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	95,000	95,000
Minority interest to common OP unit holders	(3,427)	(3,098)

Funds from operations	$16,069	$23,954

Forecasted adjusted funds from operations:
Funds from operations	$16,069	$23,954
Loss on early extinguishments of debt	7,821	7,821
Write-off of deferred financing costs	1,719	1,719

Adjusted funds from operations	$25,609	$33,494

Weighted average number of diluted shares of common stock outstanding	73,285	73,285
Common OP units outstanding	3,114	3,114

Weighted average number of diluted shares of common stock outstanding and common OP units	76,399	76,399

Funds from operations per diluted share	$0.21	$0.31

Adjusted funds from operations per diluted share	$0.34	$0.44

Forecasted EBITDA and Adjusted EBITDA:
Forecasted net loss (a)	$(75,504)	$(67,948)
Interest expense, net	125,400	125,400
Loss on early extinguishments of debt	7,821	7,821
Write-off of deferred financing costs	1,719	1,719
Income tax benefit	(1,150)	(1,035)
Depreciation and amortization	100,000	100,000

EBITDA, total operations	158,286	165,957
Minority interest income	(3,286)	(2,957)

Adjusted EBITDA, total operations	$155,000	$163,000

(a)	Forecasted net loss does not include any possible losses on asset impairments or gains or losses on the sales of assets.